Exhibit 99.4

July 3, 2011

PRIVATE & CONFIDENTIAL

Re: Consent to References to Nexant by Cathay Industrial Biotech Ltd.

Madam/Sirs:

In connection with the proposed initial public offering of Cathay Industrial Biotech Ltd. (the “Proposed IPO”), we hereby consent to references to our name as the author of that certain market report (the “Report”) in the Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed to the U.S. Securities and Exchange Commission (“SEC”). We further consent to the inclusion of information, data and statements from the Report in the Registration Statement and any other documents in connection with the Proposed IPO and to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder.

Yours faithfully,

/s/ Bruce Burk
For and on behalf of Nexant